EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Global Casinos, Inc. of our report dated September 30, 1997, relating to the consolidated balance sheet of Global Casinos, Inc. and subsidiaries as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1997, which appears in the June 30, 1997 annual report on Form 10-KSB/A-1 of Global Casinos, Inc.


GELFOND HOCHSTADT PANGBURN & CO.

Denver, Colorado
November 19, 1997